Exhibit 99.1

FINAL TRANSCRIPT

May 12, 2011 / 04:00PM GMT, NWPX - Q1 2011 Northwest Pipe Co Earnings Conference Call

CORPORATE PARTICIPANTS

Richard Roman

Northwest Pipe Co - President, CEO

Robin Gantt

Northwest Pipe Co - CFO

CONFERENCE CALL PARTICIPANTS

Brent Thielman

D.A. Davidson - Analyst

Barry Vogel

Barry Vogel & Associates - Analyst

Matt Sherwood

Cooper Creek Partners - Analyst

Mason Stark

Ballast Capital - Analyst

Ropenda Burra

Jefferies - Analyst

PRESENTATION

Operator

Good morning. Thank you for standing by. Welcome to the First Quarter Earnings Release 2011 Conference Call. All parties will be in a listen-only mode until the question-and-answer session. (Operator Instructions).

Today’s conference is being recorded. If anyone has any objections, you may disconnect at this time.

Now I’ll turn the meeting over to your host for today, Mr. Richard Roman, President and CEO. Sir, you may begin.

Richard Roman - Northwest Pipe Co - President, CEO

Thanks, Lee. Welcome to Northwest Pipe’s conference call. My name is Rich Roman, I’m the President and CEO of the Company. I’m joined by Robin Gantt, our Chief Financial Officer. I’ll provide an overview of the first quarter results and we will then open the conference call for questions.

As we begin, I would like to remind everyone that the statements we make in this call about our expectations for the future are forward-looking statements and actually results could differ materially. Please refer to our most recent SEC filing on Form 10-K for a discussion of risks factors that could cause actual results to differ materially from expectations.

In addition, as previously disclosed, a shareholder class action lawsuit and a shareholder derivative action have been filed against the Company and the SEC has undertaken an investigation. While these matters are outstanding, we do not intend to comment on specific related issues beyond the disclosure provided in our SEC filings.

Now our commentary on the results for the first quarter of 2011. We ended the quarter with net income of $3.6 million, compared to net income of $1.1 million in the first quarter of 2010.

Water Transmission sales were up 11% and Tubular Product sales were up 91%, compared to the first quarter of 2010. We continue — we have seen a meaningful recovery in our business in the second half of 2010, which is continuing into 2011. While our Water Transmission profitability improved over 2010, our Tubular Products business benefited significantly from the ramp-up of our Bossier City, Louisiana facility and the increase in oil and gas drilling operations, leading to increased sales of our energy pipe products.

FINAL TRANSCRIPT

May 12, 2011 / 04:00PM GMT, NWPX - Q1 2011 Northwest Pipe Co Earnings Conference Call

Water Transmission gross profit increased to 17% on the quarter from 13% in the same quarter of 2010. Selling prices were up 23%, while volume was down 10%. While volume was positively impacted by the restart of our Pleasant Grove, Utah facility during 2010, overall, Water Transmission volume decreased due to the continued weakness of municipal markets.

Tubular Products gross profit grew to 10% on the first quarter of 2011, compared to 9% in the same quarter of 2010. Volume increased 65% and selling prices increased 16%. As I’ve noted during recent quarters, Energy Products comprise an increasing portion of our Tubular Products business and demand continues to be strong in that sector. However, in the first quarter of 2011, we saw steel costs increase faster than we were able to increase prices to our customers.

Selling general and administrative costs were $7.3 million in the first quarter of 2011, compared to $6.6 million in the first quarter of 2010. With the increase in our profitability, bonus expense of $402,000 was accrued in the first quarter of 2011.

Tubular Product sales expenses increased $311,000, and we had severance expense of $377,000, in connection with the departure of our former CFO in January. These increases were offset by lower professional fees of $565,000, incurred in our accounting investigation.

Interest expense was $2.4 million and $1.3 million in the first quarter of 2011 and 2010, respectively. The increase was primarily the result of higher average borrowing, as we increased our working capital with the expansion of the business, coupled with higher interest rates.

In the first quarter, the Company used $3 million in cash to support the growth of business, driven primarily by inventory, which grew $13.2 million, and partially offset by accounts payable, which grew $10.6 million.

Capital expenditures in the first quarter of 2011 were $3.5 million, primarily for capacity expansion in our Tubular Products facilities.

As of March 31st, 2011, our backlog was approximately $258 million, with Water Transmission at $194 million and Tubular Products at $64 million. Although we have recently seen a trend toward better margins, there are jobs at lower margins that remain in backlog. Consequently, we expect to see varying margins until the older backlog is completed.

In Tubular Products, our Energy Products comprise approximately 68% of sales in the first quarter of 2011, compared to 49% in the first quarter of 2010. Demand for these products is driven by drilling activity, which has been relatively strong in the first part of 2011, as oil and natural gas rig counts are up from last year. Demand for other Tubular Products is driven by non-residential construction, manufacturing and highway spending, which have all been soft recently. However, the continued strength in energy pipe demand and the reopening of our Bossier City facility has kept Tubular Products growing through the first part of this year.

We also note that our production ramp-up at Bossier City has been slower than anticipated, as we continue to work through yield issues. Therefore, we expect to utilize additional capacity at this facility later in 2011. This is in addition to the expansion previously announced for our Atchison facility, which will increase capacity in 2012.

In conclusion, I look forward to our continued progress through 2011. We expect Water Transmission sales to grow in 2011, compared to 2010. We expect Tubular Product sales will also grow through 2011, as compared to 2010, primarily due to the additional production in Bossier City.

At this time, we will be happy to answer any questions you may have.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions). Brent Thielman with D.A. Davidson.

Brent Thielman - D.A. Davidson - Analyst

Good morning, Rich and Robin.

FINAL TRANSCRIPT

May 12, 2011 / 04:00PM GMT, NWPX - Q1 2011 Northwest Pipe Co Earnings Conference Call

Richard Roman - Northwest Pipe Co - President, CEO

Good morning, Brent.

Robin Gantt - Northwest Pipe Co - CFO

Good morning, Brent.

Brent Thielman - D.A. Davidson - Analyst

Yes. Rich, in Water Transmission, you’re guiding to higher sales for the year, even though backlog declined from the fourth quarter. Is your outlook based on the business you have on hand? Are you also comfortable enough with project activity in the marketplace right now, which leads you to believe you’ll see growth this year?

Richard Roman - Northwest Pipe Co - President, CEO

Well, both. We’re looking at what we have on hand and what we have to bid later in the year. These levels, as you know, Brent, that we’re seeing now and we saw last year, are actually pretty weak levels, historically speaking. And so when we talk about growth, we’re talking about it in a limited context, because we’re growing off of a weak base. But we are expecting to see growth on the topline, based upon what we have in hand and what we see in the future.

Now when we talk about what we have in hand, we gave you the backlog at the end of March. And you’ve compared it to the end of the year and said, well, we’ve got a little less backlog in Water Transmission right now. That backlog, if you looked at it at the end of April, would actually be up above where it was at the end of the year. So it’s a little bit moving back and forth — shifting back and forth, here, as we go through the year. But all in the context of pretty weak demand.

Brent Thielman - D.A. Davidson - Analyst

Okay. Sure. That’s helpful. And then as you booked new projects in the first quarter, would you say pricing is continuing to improve? Or are we sort of seeing the recovery reach a plateau, where things are a little bit more in line with the market right now?

Richard Roman - Northwest Pipe Co - President, CEO

Yes. I don’t think we’re seeing a continual progression, shall we say, of improvement in margins in the Water Transmission business. It definitely has improved some from last year. But it’s not a trajectory I think will continue. In fact, we’re seeing more recently a little bit of choppiness in what’s going on with margins.

Brent Thielman - D.A. Davidson - Analyst

Okay. And then can you just discuss the sale of NWPA? And was that a drag on profitability in Water Transmission?

Richard Roman - Northwest Pipe Co - President, CEO

It wasn’t really a drag on profitability. It made money, although very modest amount of money. This was a pretty small operation, you’ll have to remember. And it wasn’t — so it wasn’t a significant contributor. It was the — as a business that was entered into for the construction of mills and it sold several mills in the course of the year. But it wasn’t a business that was integral to the growth of the Water Transmission business.

FINAL TRANSCRIPT

May 12, 2011 / 04:00PM GMT, NWPX - Q1 2011 Northwest Pipe Co Earnings Conference Call

Brent Thielman - D.A. Davidson - Analyst

Okay. And then just one last one, if I could, in Tubular Products , with steel prices obviously advancing pretty maturely through the first quarter, and obviously, you guys report on are a FIFO basis; it seems the effect of those higher steel prices would show up in Q2. Are you anticipating some pressure on profitability in the short-term? Or do you think pricing is keeping up with the market?

Richard Roman - Northwest Pipe Co - President, CEO

Well, pricing did go not keep up in the first quarter. However, towards the end of the first quarter, things got better. And so we’re not yet fully — let’s say fully recovered from the price increases in the steel, but we’re much better off than we were two months ago.

Brent Thielman - D.A. Davidson - Analyst

Okay. Thanks a lot, guys.

Richard Roman - Northwest Pipe Co - President, CEO

Yes.

Operator

Thank you. Barry Vogel, Barry Vogel & Associates.

Barry Vogel - Barry Vogel & Associates - Analyst

Good morning, ladies and gentlemen.

Richard Roman - Northwest Pipe Co - President, CEO

Good morning, Barry.

Robin Gantt - Northwest Pipe Co - CFO

Good morning, Barry.

Barry Vogel - Barry Vogel & Associates - Analyst

Hi, Robin. Rich, you don’t — if we look at the 10-Q and we try to ascertain the breakdowns of certain of these items. A couple of things are not there and I was wondering if you can give us some color. Can you give us some idea, if we look at the Tubular Products business, roughly what the average prices might have been in energy sales? Or in the average prices in non-energy sales?

Richard Roman - Northwest Pipe Co - President, CEO

I don’t have that data broken down in that way. And I don’t think we’ve ever developed that kind of data. So I cannot — I don’t have the information at hand to be able to answer that question. But we can note here that there’s some interest in the average selling price, as you described it, for energy versus non-energy, tubular products goods.

Barry Vogel - Barry Vogel & Associates - Analyst

Yes. Per ton. If you can think about the possibilities of getting us tonnage figures, like most of the pipe and most of the steel companies do do that on their public documents.

FINAL TRANSCRIPT

May 12, 2011 / 04:00PM GMT, NWPX - Q1 2011 Northwest Pipe Co Earnings Conference Call

Richard Roman - Northwest Pipe Co - President, CEO

You’re talking about on the Tubular side. So the total tons produced. Again, you’re interested in an energy and non-energy delineation?

Barry Vogel - Barry Vogel & Associates - Analyst

Yes. You did give out on the 10-Q enough information that said that the energy sales were up — were about $34.5 million —the energy Tubular sales in the quarter, which — so by subtracting the balance to get to $52.8 million, the non-energy was at $18.3 million. I think I got that from your 10-Q. Yes. So if you could go further than that, that would be helpful.

As far as operating rates, I know you’re ramping up the capacity, as you’ve stated. Could you give us some idea what the average operating rates were in your three tubular mills in the first quarter? And what they might be in the second quarter as you ramp up?

Richard Roman - Northwest Pipe Co - President, CEO

Well, we’re going through a number of changes in the Tubular Products area. We have projects underway, both in Houston and in Atchison and we’re making some changes in Boulder City, as well. That makes it pretty — well, I really haven’t thought about trying to project what utilization rates might actually be for a quarter. So I don’t have the information to be able to answer that going forward.

Looking back at out utilization, I don’t know that we’ve ever disclosed — and I need some guidance from others here. I don’t know that we’ve ever talked about specific utilization rates for plants. But again, is that information that you’re accustomed to seeing in other contexts?

Barry Vogel - Barry Vogel & Associates - Analyst

Absolutely. And I’ve been doing the steel industry for a long, long time and different pipe companies within the industry. And that’s par for the course, in terms of transparency.

Richard Roman - Northwest Pipe Co - President, CEO

Yes. Understood. And so Robin is taking copious notes here. So we understand the demand.

Barry Vogel - Barry Vogel & Associates - Analyst

Now would you happen to have something called a book-to-bill ratio for Water Transmission, as well as Tubular for the quarter?

Richard Roman - Northwest Pipe Co - President, CEO

Book to bill? No, I don’t. And I’m not sure I understand the term, book-to-bill.

Barry Vogel - Barry Vogel & Associates - Analyst

Well, your orders versus what your sales were, so that we can see the changes in backlogs going forward, sequentially.

Richard Roman - Northwest Pipe Co - President, CEO

Yes. We could figure that out. You’ve got the information that you could use for that, right? Because you know what the sales are for the quarter and you know what the backlog is. So then you know what both the book and the bill are and then you can just incrementally figure out the deltas, I think is what you’re asking about.

FINAL TRANSCRIPT

May 12, 2011 / 04:00PM GMT, NWPX - Q1 2011 Northwest Pipe Co Earnings Conference Call

Barry Vogel - Barry Vogel & Associates - Analyst

Okay. Now as far as the tremendous gross profit in Water Transmission in the first quarter, at $10 million — if we look at the gross profits of Water Transmission, they were extremely choppy last year. And I know you had some outages in the fourth quarter due to some bad weather, I believe. And so that $10 million is a big number. Do you think that you could — as the year progresses, knowing what’s in your backlog, the pricing and the profitability, can you give us some idea what Water Transmission gross profits might be in a range, given the $10 million in the first quarter?

Richard Roman - Northwest Pipe Co - President, CEO

Well — and one other thing, one of the items we were trying to signal a little bit here about gross margin profitability is that there is a great deal of variability. And I think I touched on this when I was answering one of Brent’s questions, which is — what we have a situation in which, by and large, margins have increased — improved in the Water Transmission business from last year and a little bit from the year before.

Now with that improvement, though, comes a mix of margin on jobs that are in the backlog. So what you make in any particular quarter, depends on what you’re producing out of the backlog. So to a certain extent, any improvement or deterioration in margin in any particular quarter, is not only a reflection on where margins are going, with regard to the business in general, but is really a reflection on what you happen to have manufactured in that particular quarter out of the backlog. And so in some quarters you’re going to catch a weighting towards low margin jobs and some quarters you’ll catch a weighting toward higher margin jobs.

When one looks at what’s happening with Water Transmission margins, one has to look more broadly, in my view. You have to take a longer timeframe than a quarter to really understand what’s going on with the Water Transmission business.

Barry Vogel - Barry Vogel & Associates - Analyst

Okay. I understand that. But the $10 million was a super number. So do you think, even though you’re not — you don’t know exactly, do you think that you can have other quarters, given your trends in the business, generally, and your backlog — because you know the pricing structure of your backlog better than I do —that maybe you can have, over the balance of the year, a range of maybe $5 million to $10 million quarterly in gross profit, given the fact that that was a hell of a first quarter?

Richard Roman - Northwest Pipe Co - President, CEO

Well, what I’ve tried to signal here is that I expect some variability in this gross margin going forward, as we play out this backlog across several quarters into the future. Remember the backlog — the $200 million in backlog for Water Transmission, takes us well into — takes us through 2012, some of the jobs.

So what we’re actually going to see, Barry, in terms of what the third quarter of this year looks like, is a reflection of what’s in the backlog now and what we may book in between. And it’s not possible for me to project. I don’t have that good of a crystal ball. I can say that I think there’s going to be, quarter-to-quarter, some variability through the margin that we see.

Barry Vogel - Barry Vogel & Associates - Analyst

Okay. I’ll get off and I’ll go back online. Thank you very much.

Richard Roman - Northwest Pipe Co - President, CEO

Thanks.

FINAL TRANSCRIPT

May 12, 2011 / 04:00PM GMT, NWPX - Q1 2011 Northwest Pipe Co Earnings Conference Call

Robin Gantt - Northwest Pipe Co - CFO

Thank you, Barry.

Operator

Thank you. (Operator Instructions). Matt Sherwood, Cooper Creek Partners.

Matt Sherwood - Cooper Creek Partners - Analyst

Hi. Great quarter. Congrats. Just a quick question on the margin structure, actually, in the Tubular business. You guys, as the last caller pointed out — as Barry pointed out, you’re at, say, 60% energy pipe. And you look at a lot of other energy pipe companies that do 20% to 30% EBITDA margins in that segment. And tubular companies used to at least do high teens or low 20s gross margins. Can you sort of talk about how the margin structure should ramp in that side of the business?

Richard Roman - Northwest Pipe Co - President, CEO

Well, we are looking for improvement in that, as we both increase the utilization of the equipment we have and improve the yields. So we are expecting — well, we are targeting to move in the direction of — that you’re describing. But we don’t — I don’t have any specific schedule that I can describe to you. But that is the direction that we are moving in. We are really focused on those items, in terms of increasing the utilization of the equipment, that is the uptime, and including the yield.

Matt Sherwood - Cooper Creek Partners - Analyst

That’s great. In terms of — I know you’ve got API certified recently, so you don’t have to sell green pipe any more. How is that process rolled into the numbers? And should it have an impact as you go forward?

Richard Roman - Northwest Pipe Co - President, CEO

Well, our API certification in Bossier City — we’ve had it for a long time in Atchison — that certification is already reflected in the numbers we have. It’s just going to be a continuation of what has gone on in the first quarter. So I don’t expect any change in future quarters that is really a result of the API certification.

Matt Sherwood - Cooper Creek Partners - Analyst

That’s great. And then I — can you remind us where your capacity is now, in terms of tonnage for the Tubular business, generally? And how it’s going to ramp as you complete some of your projects — your expansion projects.

Richard Roman - Northwest Pipe Co - President, CEO

Yes. At the moment, we believe that our capacity — of course, this is all heavily mix dependent, so it can vary a lot. But with certain assumptions about mix, we believe our capacity, right now, is about 275,000 tons for the three tubular plants. And after we finish the capacity expansions that we’ve described, we will be going, for 2012, to 425,000 tons. These are approximate numbers, because they are really mix driven. But you get the idea of the magnitude of the expansion.

Matt Sherwood - Cooper Creek Partners - Analyst

And it sounds like, even at the 275, you’re not running at a full level of utilization, in terms of potential — you’re running in this 220ish annualized sales rate. And it sounds like that would not even reflect a reasonable, full level of utilization? Is that the right way to look at it?

FINAL TRANSCRIPT

May 12, 2011 / 04:00PM GMT, NWPX - Q1 2011 Northwest Pipe Co Earnings Conference Call

Richard Roman - Northwest Pipe Co - President, CEO

I don’t think I understood the question.

Matt Sherwood - Cooper Creek Partners - Analyst

Your current run rate of sales would not reflect a full utilization of the 275,000 ton capacity. I’m saying a practical full, not even like if everything were perfect.

Richard Roman - Northwest Pipe Co - President, CEO

Right. And so — the question is, are we expecting to utilize beyond our current run rate?

Matt Sherwood - Cooper Creek Partners - Analyst

Yes, with the current capacity. So my point is just — my question — I’m trying to understand, you’ve got 275,000 tons of capacity, you’re annualizing and you say $220 million run rate of sales in that business. But I was asking if that’s the run rate that you can generate on 275,000 tons of capacity? Or is the run rate higher but you just have been unable to utilize the current capacity?

Richard Roman - Northwest Pipe Co - President, CEO

Yes. The run rate is higher. We have not utilized all of the capacity that we have.

Matt Sherwood - Cooper Creek Partners - Analyst

Got you. Okay. Great. Thank you.

Richard Roman - Northwest Pipe Co - President, CEO

Okay.

Operator

Mason Stark, Ballast Capital.

Mason Stark - Ballast Capital - Analyst

Hi, good morning — where you are. First, I’d just like to say that — thank you for adding the operating income lines to the segment breakdown. That is really helpful. And I’ll also toss my hat in to say that we’d love to see if you could have the estimated — excuse me, the tons shipped on a segment basis. That would be really helpful, as well.

Just in terms of looking at the Tubular segment, since that does appear to be where the opportunity is here, I think, going forward. Wondering if — to sort of piggyback on the previous caller’s question — if you could essentially give us some guidance as to the capacity expansions are occurring at Atchison and Houston. Should we expect that they won’t be completed until, literally, the end of the year? Or is there a chance that they sort of come online as we go along? And maybe you could talk a little bit about what’s going on in Louisiana, in terms of some of the changes you’re making there to increase the yields, as we go along here.

FINAL TRANSCRIPT

May 12, 2011 / 04:00PM GMT, NWPX - Q1 2011 Northwest Pipe Co Earnings Conference Call

Richard Roman - Northwest Pipe Co - President, CEO

Yes. Well, the capacity additions that we’re making in Tubular Products, a little bit in Houston and certainly in Atchison, will really impact 2012. In fact, we’ll see actually see some outages, shall we say, while we’re replacing or expanding equipment in 2011 to prepare for the capacity increases, which will impact 2012. So you won’t see really — you may see a little bit, but you won’t see much of that in 2011.

And then what we’re doing in Bossier, with regard to yields, is really going back and looking at the entire operation, how we’re operating all the equipment and seeing what needs to be, at this point, fine-tuned in order to improve yields. And that gets to not only what the nature of the equipment is, but also the practices and procedures of that start-up plant. So that’s an ongoing exercise, which actually has had some pretty meaningful success here, most recently.

Mason Stark - Ballast Capital - Analyst

Okay. Great. And that’s the standard process, as you all go through, in terms of fine tuning pipe mills. So I understand that.

I didn’t see it in the 10-Q, but in the 10-Ks, you’ve given a purchased steel by cost per ton figure. Do you happen to have that figure for Q1 by any chance?

Richard Roman - Northwest Pipe Co - President, CEO

Purchased steel by — oh, yes.

Robin Gantt - Northwest Pipe Co - CFO

Yes, we’ve given numbers of pipes to show how it’s (inaudible). We’ve done that in the K’s, not the Q’s.

Richard Roman - Northwest Pipe Co - President, CEO

Okay.

Robin Gantt - Northwest Pipe Co - CFO

I don’t have that number. It’s different for the segments. And I don’t have that number handy.

Mason Stark - Ballast Capital - Analyst

Got you. Okay. All right. Thank you. Good luck. And keep up the good work.

Richard Roman - Northwest Pipe Co - President, CEO

Thanks.

Operator

[Ropenda Burra], Jefferies.

Ropenda Burra - Jefferies - Analyst

Hi. Good morning. This is Ropenda, here. I’m sitting in for Scott Graham at Jefferies.

FINAL TRANSCRIPT

May 12, 2011 / 04:00PM GMT, NWPX - Q1 2011 Northwest Pipe Co Earnings Conference Call

Richard Roman - Northwest Pipe Co - President, CEO

Welcome.

Ropenda Burra - Jefferies - Analyst

Thanks a lot. First question on backlog of Tubular Products. Could you guys give like what was the mix of OCTG and that — of that $64 million? I believe last call you had mentioned like 75% of that was OCTG.

Richard Roman - Northwest Pipe Co - President, CEO

I don’t think we’ve given the mix of what’s in the backlog, but rather the mix of what’s in sales.

Ropenda Burra - Jefferies - Analyst

I think last quarter you said like nearly 75% of that backlog, 64 of TP — of Tubular Products was kind of related to energy or OCTG.

Richard Roman - Northwest Pipe Co - President, CEO

I don’t — I’m not aware that we track backlog in that fashion. We certainly have the sales in that — in those categories. I don’t, right off the top — I have the backlog sheet here. And we don’t have it broken down in that fashion.

Ropenda Burra - Jefferies - Analyst

Okay. I think it was on the commentary last quarter. I can check back with Robin later on, if you have that.

Richard Roman - Northwest Pipe Co - President, CEO

Yes. Well — and since we ultimately have it for sales, someone can do it for the backlog. It’s just not on this backlog sheet that I have.

Ropenda Burra - Jefferies - Analyst

Okay. So the second question on Water Transmission. If you can give more color on that 10% volume decline? If you can just talk about it, what actually led to that?

Richard Roman - Northwest Pipe Co - President, CEO

Yes. Again, I want to caution people not to focus too much on what happens in a quarter, with regard to Water Transmission. Because that business is more like a construction business and events play out in longer periods than a quarter. And so it’s operating cycle is way longer than a quarter.

So when we start to focus on what’s going on in a particular quarter, we really do get to be subject to what the individual contracts were — or parts of contracts that were worked on. For example, we said that volume decreased 10%. Well — and that’s mentioned in terms of steel. If you’re working on a job that has relatively straight pieces of pipe running across open country, you can put out a lot of volume. Okay? If — for a given revenue amount.

If, instead, you’re working on a project in New York City, that requires a lot of fabrication, you might have the same revenue amount, but it means you’re going to produce a lot fewer tons of steel for that revenue effort, so to speak, in that quarter. So what happens in a particular quarter is really mix related. Which projects are we working on, are we working on something that took a lot of fabrication? Are we working on a project that just took straight pipe off the mill, so to speak, and so you can put out a lot of ton.

So it is mix related. However, we are — I also want to emphasize that we are in the context of a relatively weak market. And so some of that decline is a reflection of the weakness in the market. So you get two things going on, mix and weakness in the market.

FINAL TRANSCRIPT

May 12, 2011 / 04:00PM GMT, NWPX - Q1 2011 Northwest Pipe Co Earnings Conference Call

Ropenda Burra - Jefferies - Analyst

Okay.

Richard Roman - Northwest Pipe Co - President, CEO

That’s really the decline of 10% that we were talking about. Is that what you were asking about, the — ?

Ropenda Burra - Jefferies - Analyst

Yes. That’s good color. Yes.

Richard Roman - Northwest Pipe Co - President, CEO

Okay.

Ropenda Burra - Jefferies - Analyst

On the municipal side; do you have any outlook on the municipal side, what do you see any trends, anything going into second, third, fourth quarter?

Richard Roman - Northwest Pipe Co - President, CEO

What I see is continued weakness in those markets. I do not see — I see — we’ve made some improvements in the markets. I don’t think that will continue to progress as it has, as I’ve mentioned to Brent. I think there’s some choppiness there. In terms of just overall demand, I think it continues to be a weak market.

Ropenda Burra - Jefferies - Analyst

So compared to last year, you don’t see any stabilization, you still see weakness in that, declining or — ?

Richard Roman - Northwest Pipe Co - President, CEO

I don’t see declining. In a certain sense, we’re hopefully bumping along the bottom. But I don’t see any big improvement coming. You have to remember that what we’re seeing now is pretty weak levels of municipal demand, as seen historically, if you look back three, four, five years.

Ropenda Burra - Jefferies - Analyst

Okay. And just the last question on your debt structure. Are there any plans to reduce your debt from where it is right now?

Richard Roman - Northwest Pipe Co - President, CEO

There are no plans to reduce the debt. As we grow the business, as Tubular Products grows, we need to provide additional working capital. And so I would expect the line, which is the lion’s share of the debt, so increase here in the near future. So I don’t — the debt reduction that will occur is the long-term debt, which is being paid off progressively. That’s about $20 million at the current time. And it pays about $5 million or $6 million of principal each year. That’s the only really paydown, quote unquote, of debt, that’s going on.

FINAL TRANSCRIPT

May 12, 2011 / 04:00PM GMT, NWPX - Q1 2011 Northwest Pipe Co Earnings Conference Call

Ropenda Burra - Jefferies - Analyst

Okay. Thanks a lot. Nice quarter.

Operator

Thank you. Barry Vogel, Barry Vogel & Associates.

Barry Vogel - Barry Vogel & Associates - Analyst

I have a question for Robin, as far as the steel cost price squeeze that occurred in the first quarter. I was pleasantly surprised with your gross profits, given the fact that there was a squeeze. Could you give us some color as to why you were able to do what you did? In other words, did you have enough steel in inventories that you didn’t have to pay too much — as far as the difference between what you were charging your customers and what your new purchase prices of steel was? Can you give us some color on that?

Robin Gantt - Northwest Pipe Co - CFO

Well, we certainly did look out, just like other companies, and did our best to manage our inventories. It was tough because the pricing did not keep up. So it was really managing the inventory and making sure that we watched it very closely. It’s something we talk about, as you can imagine, all the time. And with effort watching it, we were able to keep the prices as low as they could be.

Certainly, steel prices did go up quite a bit in this quarter, as everyone can attest to. And we try to buy ahead a little bit in December. And we’re trying to stay ahead of those price increases. So I think we had some success, as you can tell in our margins. But we weren’t able to pass everything on.

Barry Vogel - Barry Vogel & Associates - Analyst

So the fact that you said you’ve caught up with the cost increases, does that imply that , as far as that part of your gross profit margin in the second quarter — that you should pick up some margin because of that.

Robin Gantt - Northwest Pipe Co - CFO

We are certainly continuing to work on our inventories and prices are beginning to go up. We are still also dealing with the — improving the quality of our product at Bossier.

Based on what we are going to see, we’re certainly hopeful that we will continue to grow and improve. Not quite committing to how much that will be. But it also depends on where — if pricing can improve. Steel prices have been announcing that they’re going down. And we’ll have to see what happens with the pipe crisis.

Barry Vogel - Barry Vogel & Associates - Analyst

Thank you very much.

Richard Roman - Northwest Pipe Co - President, CEO

That’s a fair comment, Barry. Because we did lag, in terms of being able to pass on these steel costs increases in the pricing to our customers. We definitely lagged. We have picked that up quite a bit. We haven’t fully recovered. But just the fact that we’ve improved our position is going to help margins in the second quarter.

FINAL TRANSCRIPT

May 12, 2011 / 04:00PM GMT, NWPX - Q1 2011 Northwest Pipe Co Earnings Conference Call

Barry Vogel - Barry Vogel & Associates - Analyst

Thank you very much.

Robin Gantt - Northwest Pipe Co - CFO

Thank you, Barry.

Operator

Thank you. Once (Operator Instructions). At this time, I’m not showing any more questions.

Richard Roman - Northwest Pipe Co - President, CEO

All right. Well, we thank you all for attending. And we will talk to you again next quarter.

Robin Gantt - Northwest Pipe Co - CFO

Thank you.

Richard Roman - Northwest Pipe Co - President, CEO

Thanks, everyone.

Operator

This concludes today’s conference call. Thank you for your participation. All parties may disconnect at this time.

DISCLAIMER

Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2011 Thomson Reuters. All Rights Reserved.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.